                                                                      EXHIBIT 99

[LOGO]                                          FOR IMMEDIATE RELEASE
                                                CONTACT: CONWAY G. IVY
                                                SENIOR VICE PRESIDENT, CORPORATE
                                                PLANNING AND DEVELOPMENT
                                                216-566-2102

                                      NEWS:

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           The Sherwin-Williams Company - 101 Prospect Avenue, N.W.,
                     Cleveland, Ohio 44115 - (216) 566-2140

CLEVELAND, OHIO, July 22, 2003 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the second quarter and first six months ended June 30, 2003. Consolidated net sales increased 1.3 percent in the quarter to $1.47 billion from $1.45 billion during the same quarter last year and 0.7 percent in the first six months to $2.62 billion from $2.60 billion in the first half of 2002. Diluted net income per common share increased in the quarter to $.75 per share from $.70 per share in 2002 and increased in the first six months to $.95 per share from $.93 per share a year ago, before the cumulative effect of change in accounting principle. In the first quarter of 2002, the Company recorded an after-tax transitional impairment charge of $183.1 million, or $1.21 per share, as a cumulative effect of change in accounting principle for indefinite lived intangible assets and goodwill. The net loss after cumulative effect of change in accounting principle for the first six months of 2002 was $40.8 million, or $.27 per common share.

Net sales in the Paint Stores Segment increased 2.4 percent to $933.8 million in the quarter and 2.6 percent to $1.65 billion in the six months versus the comparable periods last year. For the second quarter, good architectural paint sales gains were partially offset by ongoing sluggishness in industrial maintenance, marine coatings and product finishes sales. Unusually harsh late spring weather during the second quarter adversely impacted sales in some regions of the U.S. Sales from stores open for more than twelve calendar months were up 1.7 percent in the second quarter and 1.6 percent in the first six months. The Segment's operating profit decreased 0.8 percent to $122.6 million during the quarter due primarily to a reduction in net pension credit and the negative impact on profitability related to the sales volume shortfall in industrial maintenance, marine coatings and product finishes sales. For the first six months, operating profit for this Segment decreased 6.8 percent to $152.6 million due primarily to reduction in the net pension credit, increased utility costs and incremental expenses associated with new stores.

Net sales of the Consumer Segment decreased 1.4 percent to $346.0 million in the second quarter and 2.8 percent to $612.1 million in the first six months versus the comparable periods last year. The second quarter sales shortfall was due primarily to the readjustment of store count by a major retailer and the impact of harsh late spring weather in certain regions of the U.S. on sales of architectural paint and exterior stains. Operating profit of this Segment was flat at $66.3 million in the quarter and decreased to $105.4 million in the first six months from $109.4 million last year. Operating profit remained flat in the quarter compared to last year despite a reduction in the net pension credit due to tight expense control.


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The Automotive Finishes Segment's net sales decreased 1.9 percent to $121.3 million in the second quarter and 3.2 percent to $227.7 million in the first six months versus the comparable periods last year. Excluding the negative effect of unfavorable currency exchange fluctuations relative to last year, net sales for the Segment increased 0.5 percent and 0.3 percent for the second quarter and first six months, respectively. Domestically, a reduction in the number of repairable vehicles continues to restrain growth in collision repair sales while the slowly recovering automotive market continued to hamper OEM sales improvements. Operating profit in this Segment decreased to $15.3 million from $17.7 million in the second quarter and to $25.4 million from $29.2 million in the first six months. This Segment's operating profit was negatively impacted in the second quarter and first six months primarily by lower sales volume, related manufacturing absorption and the reduction in net pension credit compared to last year.

Net sales in the International Coatings Segment increased 5.2 percent to $68.8 million in the second quarter and decreased 0.2 percent to $126.6 million in the first six months versus the comparable periods last year. Excluding the negative effect of unfavorable currency exchange fluctuations relative to last year, net sales for the Segment increased 15.0 percent in the second quarter and 15.9 percent in the first six months. Poor economic conditions in South America continued to constrain architectural and product finishes sales while sales in the U.K. were strong. Second quarter operating profit for the Segment in U. S. dollars was $0.6 million compared to $3.0 million a year ago due primarily to the negative impact on gross margins of competitive pricing pressures in Brazil. For the first six months, the Segment realized an operating profit of $0.4 million compared to an operating loss of $5.5 million in the first six months of 2002. Excluding a charge of $9.0 million in the first quarter of 2002 due to the impairment of long-lived assets, operating profit would have been $3.5 million in the first six months of 2002. The operating profit for the Segment during the first six months of 2003 was negatively impacted by dollar-denominated raw material cost increases and a shift in the sales mix to lower margin products in addition to competitive pricing pressures.

The Company purchased 975,955 shares of its common stock during the second quarter of 2003 bringing the total purchased to 3,527,955 shares for the first six months. The Company had remaining authorization at June 30, 2003 to purchase 6,772,045 shares.

Commenting on the Company's operating results for the second quarter and first six months of 2003, Christopher M. Connor, Chairman and Chief Executive Officer, said, "We continue to be encouraged by the strength of the Paint Stores Segment's architectural paint sales. We are disappointed by the ongoing weakness in the industrial maintenance, marine coatings and product finishes markets that we had expected would improve during the second quarter. The Paint Stores Segment will continue to incur higher operating expenses relating to its ongoing investment in new stores, its investment in the Asia/Pacific market and a reduced net pension credit.

"In the Consumer Segment, we believe that slow consumer foot traffic at many of our retail customers, caused in part by economic concerns and poor weather conditions, impacted our second quarter and year-to-date sales to those retailers. The cost containment efforts implemented over the past few years in the Consumer Segment helped maintain operating profit at essentially the same dollar level in the second quarter this year as last year on lower sales in spite of the reduction in net pension credit.


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"Domestically, our Automotive Finishes Segment is beginning to see some signs of strengthening in selected product lines and distribution channels although their sales continue to be hampered by soft economic and industry conditions. In the International Coatings Segment, we are pleased with the operational performance of our U.K. subsidiary. We are encouraged by the sales progress of our South American subsidiaries, stated in local currencies, and our local management teams initiation of actions to improve profitability.

"We anticipate that third quarter consolidated sales increases will be in the low single-digits versus last year's third quarter. With sales increases at that level, we expect diluted net income per common share in the third quarter will be in the range of $.75 to $.80 per share compared to $.73 per share earned in last year's third quarter. We commented on April 22, 2003 that we expected our annual sales would increase 2.0 to 3.5 percent over 2002. However, due to the lingering soft domestic economic conditions, slowly recovering manufacturing sector and the increasing uncertainty of the timing and strength of the eventual economic recovery, we are reducing our estimate of annual sales improvement to
1.5 to 3.0 percent over 2002. Representative of our commitment to improve profitability through cost savings and operating efficiencies, we are maintaining our expectations established on April 22, 2003 for diluted net income per common share for the year to be in the range of $2.08 to $2.24 per share compared to $2.04 per share earned last year before cumulative effect of change in accounting principle."

The Company will conduct a conference call to discuss its financial results for the second quarter, first six months and its outlook for the third quarter and year 2003 at 11:00 a.m. ET on July 22, 2003. The conference call will be webcast simultaneously in the listen only mode by Vcall. To listen to the webcast, please go to the Sherwin-Williams website, http://www.sherwin.com, click on Investor Relations, then choose Press Releases and click on "webcast" following the reference to the July 22nd release. For those who cannot listen to the live webcast, an archived replay will be available at http://www.sherwin.com beginning approximately two hours after the call ends. The archived replay will be available until Thursday, July 31, 2003 at 5:00 p.m. ET.

The Sherwin-Williams Company, founded in 1866, is one of the world's leading companies engaged in the manufacture, distribution and sale of coatings and related products to professional, industrial, commercial and retail customers.

                                      # # #

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This press release contains certain "forward-looking statements", as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management's current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company's historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company's relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company's reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.





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                  THE SHERWIN-WILLIAMS COMPANY AND SUBSIDIARIES
                  Statements of Consolidated Income (Unaudited)


                                                           Three months ended June 30,          Six months ended June 30,
                                                       ----------------------------------  -----------------------------------
Thousands of dollars, except per share data                  2003              2002              2003               2002
                                                       ----------------  ----------------  ----------------  -----------------

Net sales                                              $     1,471,678   $     1,453,198   $     2,620,139   $      2,602,376
Cost of goods sold                                             805,926           801,388         1,452,624          1,458,462
Gross profit                                                   665,752           651,810         1,167,515          1,143,914
  Percent to net sales                                           45.2%             44.9%             44.6%              44.0%
Selling, general and administrative expenses                   484,082           465,517           924,532            887,703
  Percent to net sales                                           32.9%             32.0%             35.3%              34.1%
Interest expense                                                 9,952            10,127            20,044             20,818
Interest and net investment income                                (920)             (951)           (2,410)            (1,740)
Other expense - net                                               (794)            3,688             3,412              7,600
                                                       ----------------  ----------------  ----------------  -----------------
Income before income taxes and cumulative
  effect of change in accounting principle                     173,432           173,429           221,937            229,533
Income taxes                                                    63,302            65,903            81,007             87,223
                                                       ----------------  ----------------  ----------------  -----------------
Income before cumulative effect
  of change in accounting principle                            110,130           107,526           140,930            142,310
Cumulative effect of change in accounting
  principle - net of income taxes of $64,476                                                                         (183,136)
                                                       ----------------  ----------------  ----------------  -----------------
Net income (loss)                                      $       110,130   $       107,526   $       140,930   $        (40,826)
                                                       ================  ================  ================  =================

Income per share:
     Basic:
       Before cumulative effect of
         change in accounting principle                $          0.76   $          0.71   $          0.97   $           0.94
       Cumulative effect of change in accounting
         principle - net of income taxes                                                                                (1.21)
                                                       ----------------  ----------------  ----------------  -----------------
       Net income (loss)                               $          0.76   $          0.71   $          0.97   $          (0.27)
                                                       ================  ================  ================  =================

     Diluted:
       Before cumulative effect of
         change in accounting principle                $          0.75   $          0.70   $          0.95   $           0.93
       Cumulative effect of change in accounting
         principle - net of income taxes                                                                                (1.20)
                                                       ----------------  ----------------  ----------------  -----------------
       Net income (loss)                               $          0.75   $          0.70   $          0.95   $          (0.27)
                                                       ================  ================  ================  =================

Average shares and equivalents outstanding - basic         145,448,365       151,792,721       145,644,704        151,743,156
                                                       ================  ================  ================  =================

Average shares and equivalents outstanding - diluted       147,601,664       154,333,385       147,814,659        153,675,876
                                                       ================  ================  ================  =================





Additional information regarding the Company's financial results can be found on the Internet at "www.sherwin.com", Investor Relations page.